As filed with the Securities and Exchange Commission on December 1, 2004
Registration No. 333-118735

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
Amendment No. 6
to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
The viaLink Company
(Exact name of registrant as specified in its charter)

Delaware	7371	73-1247666
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
13155 Noel Road, Suite 350
Dallas, Texas 75240
(972) 934-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian M. Carter

Chief Financial Officer
The viaLink Company
13155 Noel Road, Suite 350
Dallas, Texas 75240
(972) 934-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Bruce H. Hallett
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly-owned subsidiary of the registrant with and into Prescient Systems, Inc., which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	to be Registered(1)(2)	Offering Price Per Share	Aggregate Offering Price	Registration Fee(4)

Series E preferred stock, $.001 par value	115 shares	N/A	(3)	N/A
Series F preferred stock, $.001 par value	24 shares	N/A	(3)	N/A
Common Stock, $.001 par value	3,190,734 shares	N/A	(3)	N/A
Common Stock issuable upon conversion of preferred stock	695,000 shares (6)	N/A	(3)	N/A
Common Stock Purchase Warrants	261,000	N/A	(3)	N/A
Common Stock issuable upon exercise of warrants	261,000 shares	N/A	(3)	N/A
TOTAL		N/A	$3,856,230 (3)	$489 (5)

(1)	Based on the maximum number of shares expected to be issued to former Prescient Systems, Inc. shareholders pursuant to the proposed merger described in this registration statement in exchange for all outstanding shares of Prescient common and preferred stock, calculated as the product of (i) the sum of (a) the maximum number of shares of registrant’s common stock presently outstanding or expected to be outstanding immediately prior to the time of the merger, (b) the maximum number of shares of registrant’s Series E and Series F preferred stock presently outstanding or expected to be outstanding immediately prior to the time of the merger, before giving effect to the Series F financing to be closed at the time of the merger, and (c) the number of warrants for the registrant’s common stock that are outstanding or expected to be outstanding immediately prior to the merger and related Series F preferred stock financing, multiplied by (ii) (0.45/0.55). If the merger is approved and completed, then the former Prescient shareholders will receive an aggregate number of shares of the registrant’s common stock and Series E and F preferred stock such that they will collectively own approximately 45% of those shares following the merger.
(2)	Gives effect to the 1 for 20 reverse split of registrant’s common stock to be completed prior to the effectiveness of the merger.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. This fee has been calculated pursuant to Rule 457(f)(2), with the proposed maximum aggregate offering price and the amount of the registration fee being computed based on the stated value of the common stock and the preferred stock of Prescient being exchanged in the merger. On September 30, 2004, the aggregate stated value of Prescient’s outstanding common stock was $66,375, the aggregate stated value of Prescient’s outstanding Series A mandatorily redeemable convertible preferred stock was $4,795,291, the aggregate stated value of Prescient’s outstanding Series B mandatorily redeemable convertible preferred stock was $4,209,699, and the aggregate stated value of Prescient’s outstanding Series C mandatorily redeemable convertible preferred stock was $2,497,325.
(4)	Calculated by multiplying 0.0001267 by the proposed maximum aggregate offering price.
(5)	Previously paid by the registrant on September 1, 2004.
(6)	Each share of Series E and Series F preferred stock is convertible into 5,000 shares of common stock.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The viaLink Company is filing this Amendment No. 6 to its Form S-4 (File No. 333-118735) in order to provide a new Exhibit 5.1 opinion with respect to all of the securities to be registered on the referenced registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

      Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

      We have entered into Indemnification Agreements with the each of our directors and officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit
Number	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (included as Annex A to the prospectus incorporated as part of this registration statement).(2)

2.2	Form of Shareholder Voting and Allocation Agreement, by and among Prescient Systems, Inc. and certain of its named shareholders.(2)

5.1	Opinion of Hallett & Perrin, P.C., as to the legality of the shares being issued.(1)

8.1	Opinion of Montgomery, McCracken, Walker & Rhoads, LLP regarding the federal income tax consequences of the Merger.(2)

21	Subsidiaries of registrant.(2)

Exhibit
Number	Description

23.1	Consent of KPMG LLP (Registrant).(2)

23.2	Consent of PricewaterhouseCoopers LLP (Prescient).(2)

23.3	Consent of Hallett & Perrin, P.C. (included in Exhibit No. 5.1).

23.4	Consent of Montgomery, McCracken, Walker & Rhoads, LLP (included in Exhibit No. 8.1).

24	Power of Attorney (included on page II-5 of this registration statement).

99.1	Form of Proxy Card of viaLink(2)

99.2	Opinion of Broadband Capital Management (included as Annex B to the prospectus incorporated as a part of this registration statement).(2)

99.3	Letter from viaLink CEO.(2)

(1)	Filed herewith.

(2)	Previously filed.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Dallas, Texas, on December 1, 2004.

THE VIALINK COMPANY

By:	/s/ ROBERT I. NOE

Robert I. Noe,
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Robert I. Noe Date: December 1, 2004		Chairman of the Board and Chief Executive Officer (principal executive officer)

* Brian M. Carter Date: December 1, 2004		Chief Financial Officer, Assistant Secretary and Director (principal financial officer and principal accounting officer)

* Warren D. Jones Date: December 1, 2004		Director

* Patrick L. Kiernan Date: December 1, 2004		Director

* Jimmy M. Wright Date: December 1, 2004		Director

* Jerry W. Walker Date: December 1, 2004		Director

*By:	/s/ ROBERT I. NOE Robert I. Noe Attorney-In-Fact
Date: December 1, 2004

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